Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Domtar Corporation:
We consent to the incorporation by reference in the registration statement on Form S-8 of Domtar Corporation of our report dated January 25, 2007, with respect to the balance sheet of Domtar Corporation (formerly known as Weyerhaeuser TIA, Inc. and a wholly-owned subsidiary of Weyerhaeuser Company) as of December 31, 2006.
/s/ KPMG LLP
Seattle, Washington
March 5, 2007